UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Swisher Hygiene Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑ No fee required.
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SWISHER HYGIENE INC.
4725 Piedmont Row Dr.
Suite 400
Charlotte, North Carolina 28210

May 6, 2013

Dear Fellow Swisher Hygiene Stockholder:

We are pleased to invite you to join us at the 2013 Annual Meeting of Stockholders of Swisher Hygiene Inc. to be held at 2:00 p.m. Eastern Time on Wednesday, June 5, 2013 in the Terrace Ballroom at the Charlotte Marriott SouthPark, located at 2200 Rexford Road, Charlotte, North Carolina 28211.

The accompanying Notice of Annual Meeting and Proxy Statement describes the specific matters to be voted upon at the Annual Meeting. We also will report on our progress and provide an opportunity for you to ask questions of general interest.

Whether you own a few or many shares of Swisher Hygiene stock and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented at the Annual Meeting. Your vote is important and we ask that you please cast your vote as soon as possible.

The Board of Directors recommends that you vote FOR the election of all the director nominees and FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2013. Please refer to the accompanying Proxy Statement for detailed information on each of the proposals and the Annual Meeting.

We look forward to seeing you on June 5, 2013 in Charlotte, North Carolina.

Sincerely,

SWISHER HYGIENE INC.
4725 Piedmont Row Dr.
Suite 400
Charlotte, North Carolina 28210

NOTICE OF COMBINED 2012 & 2013 ANNUAL MEETING OF STOCKHOLDERS

To Stockholders of Swisher Hygiene Inc.:

The combined 2012 and 2013 Annual Meeting of Stockholders of Swisher Hygiene Inc. will be held at 2:00 p.m. Eastern Time on Wednesday, June 5, 2013 in the Terrace Ballroom at the Charlotte Marriott SouthPark, located at 2200 Rexford Road, Charlotte, North Carolina 28211 for the following purposes, as more fully described in the accompanying proxy statement:

(1)           To elect seven directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified;

(2)           To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

(3)           To transact any other business that is properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Only stockholders of record as of 5:00 p.m. Eastern Time on May 2, 2013, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. Because we did not hold an annual meeting of stockholders during 2012, the Annual Meeting will also serve as our 2012 Annual Meeting of Stockholders.

We cordially invite you to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible. As more fully described in the accompanying proxy statement, you may revoke your proxy and reclaim your right to vote at any time prior to its use.

By Order of the Board of Directors,

Thomas C. Byrne
President and Chief Executive Officer
May 6, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2013

The accompanying proxy statement and the 2012 Annual Report on Form 10-K are available at

http://www.swisherhygiene.com

PROXY STATEMENT

PROXY STATEMENT

This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of Swisher Hygiene Inc. (“Swisher Hygiene” or the “Company”) for use at our 2013 Annual Meeting of Stockholders (“Annual Meeting”). Our Annual Meeting will be held at 2:00 p.m. Eastern Time on Wednesday, June 5, 2013 in the Terrace Ballroom at the Charlotte Marriott SouthPark, located at 2200 Rexford Road, Charlotte, North Carolina 28211. If you will need directions to the Annual Meeting, or if you require special assistance at the Annual Meeting because of a disability, please contact Ms. Amy Simpson at (704) 602-7116. Because we did not hold an annual meeting of stockholders during 2012, the Annual Meeting will also serve as our 2012 Annual Meeting of Stockholders.

Only stockholders of record as of 5:00 p.m. Eastern Time on May 2, 2013 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the Record Date, there were 175,157,404 shares of Swisher Hygiene common stock issued and outstanding and entitled to vote at the Annual Meeting. This proxy statement and form of proxy are first being mailed to stockholders on or about May 6, 2013.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What is the purpose of our 2013 Annual Meeting?

Our 2013 Annual Meeting will be held for the following purposes:

(1)           To elect seven directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified. We refer to this as the “Director Election Proposal.”

(2)           To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2013. We refer to this as the "Independent Registered Public Accounting Firm Proposal."

(3)           To transact any other business that is properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

In addition, senior management will report on our business and respond to your questions of general interest regarding the Company.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Swisher Hygiene stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. If your shares are held by a brokerage firm, bank, or a trustee, you should provide proof of beneficial ownership as of the Record Date, such as a bank or brokerage account statement or other similar evidence of ownership. Even if you plan to attend the Annual Meeting, please cast your vote as soon as possible.

What are the voting rights of Swisher Hygiene stockholders?

Each stockholder is entitled to one vote on each of the seven director nominees and one vote on each other matter properly presented at the Annual Meeting for each share of common stock owned by that stockholder on the Record Date.

What constitutes a quorum?

The attendance, in person or by proxy, of at least a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum with respect to all matters presented. If you submit a properly executed proxy or voting instruction card or properly cast your vote via fax or by the Internet, your shares will be considered part of the quorum, even if you abstain from voting or withhold authority to vote as to a particular proposal. We also will consider as present for purposes of determining whether a quorum exists any shares represented by “broker non-votes.”

What are “broker non-votes?”

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the stockholder and the firm does not have the authority to vote the shares in its discretion. Under the rules of The NASDAQ Stock Market LLC (“NASDAQ”), brokerage firms have the authority to vote their customers’ shares on certain “routine” matters for which they do not receive voting instructions. Under recent NASDAQ rules changes, brokers no longer have the discretion to vote on the election of directors. Accordingly, at this year’s annual meeting, in the event that a brokerage firm does not receive voting instructions from a stockholder, such stockholder’s shares will not be voted, and will be considered “broker non-votes,” with respect to the Director Election Proposal.

Will my shares be voted if I do not provide my proxy?

If your shares are held by a brokerage firm and you do not provide the firm specific voting instructions, such firm will not have the authority to vote your shares, and your shares will not be voted, and will be considered “broker non-votes,” with respect to the Director Election Proposal. Therefore, we urge you to provide voting instructions so that your shares will be voted. If you hold your shares directly in your own name, your shares will be voted only if you provide a proxy or fill out a written ballot in person at the Annual Meeting.

How do I vote?

You can vote in any of the following ways. Please check your proxy card or contact your broker for voting instructions.

To vote by mail:

●	Mark, sign and date your proxy card or voting instruction card; and

●
If you are a registered holder, return the proxy card to Equity Financial Trust Company, Proxy Department, 200 University Avenue, 4th Floor, Toronto, Ontario M5H 4H1 by 11:59 p.m. Eastern Time, June 4, 2013; or

●	If you hold your shares in street name, return the voting instruction card to the address indicated thereon, by the date indicated on the voting instruction card.

To vote by facsimile:

●	Mark, sign and date your proxy card or voting instruction card; and

●	If you are a registered holder, fax the proxy card to (416) 595-9593 by 11:59 p.m. Eastern Time, June 4, 2013; or

●	If you hold your shares in street name, fax the voting instruction card to the fax number indicated thereon, by the date indicated on the voting instruction card.

To vote using the Internet:

●	Have your proxy card or voting instruction card in hand; and

●	If you are a registered holder, log on to the Internet and visit www.voteproxyonline.com, by 11:59 p.m. Eastern Time, June 4, 2013 and follow the instructions provided; or

●	If you hold your shares in street name, log on to the website provided on the voting instruction card and follow the instructions provided.

To vote in person:

●	If you are a registered holder, attend our Annual Meeting, bring valid photo identification, and deliver your completed proxy card or ballot in person; or

●
If you hold your shares in street name, attend our Annual Meeting, bring valid photo identification, and obtain a legal proxy from your bank or broker to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date via fax or on the Internet, by signing and mailing a new proxy card with a later date, or by attending the meeting and voting in person (only your latest proxy submitted before the meeting will be counted). However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

What vote is required to approve each proposal at the Annual Meeting?

Proposal 1 – Director Election Proposal.

The vote required to elect our seven (7) directors is a plurality of the votes cast at the Annual Meeting. Directors so elected will serve for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified. Withheld votes and broker non-votes will have no effect on the election of directors.

Proposal 2 – Independent Registered Public Accounting Firm Proposal.

The vote required to approve the Independent Registered Public Accounting Firm Proposal is a majority of the shares of our common stock which are present in person or by proxy and entitled to vote thereon. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on this proposal.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

●	The Board recommends that you vote FOR the Director Election Proposal; and

●	FOR the Independent Registered Public Accounting Firm Proposal.

How will the persons named as proxies vote?

If you complete and submit a proxy, the persons named as proxies will follow your voting instructions. If you submit a proxy but do not provide instructions or if your instructions are unclear, the persons named as proxies will vote your shares in accordance with the recommendations of the Board, as set forth above.

Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees, and other nominees for forwarding our proxy materials to each beneficial owner of common stock held of record by them.

PROPOSAL 1: DIRECTOR ELECTION PROPOSAL

Our Board currently consists of nine members. H. Wayne Huizenga, our current Chairman, Senator David Braley and Governor John Ellis ("Jeb") Bush each advised the Board that they would not stand for re-election at the Annual Meeting. As a result of these decisions, on April 29, 2013, the Board determined to decrease the size of the Board from nine to seven members, effective at the Annual Meeting.

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the seven persons listed below to stand for election for a new term expiring at the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each director nominee is a current director who has been nominated for re-election at the Annual Meeting, except for Richard L. Handley and William M. Pierce, who are standing for election for the first time upon the recommendation of the Nominating and Corporate Governance Committee. Mr. Handley is a current director who was appointed by our Board on December 21, 2012 upon the recommendation of the Nominating and Corprate Governance Committee. Each nominee listed below is willing and able to serve as a director of Swisher Hygiene.

Nominee	Age	Current Position with Swisher Hygiene	Director Since(1)

Steven R. Berrard	58	Director	2004
Richard L. Handley	66	Director	2012
Harris W. Hudson	70	Director	2011
William M. Pierce	62	N/A	N/A
William D. Pruitt	72	Director	2011
David Prussky	55	Director	2010
Michael Serruya	48	Director	2010
___________
(1)
Mr. Berrard has served as a director of Swisher International, Inc. since 2004. On November 2, 2010, Swisher International, Inc. completed a merger with Swisher Hygiene (formerly CoolBrands International, Inc.) (the "Merger"). Mr. Prussky served an initial term as a director of CoolBrands from 1994 to 1998 and rejoined the CoolBrands board of directors in February 2010. Mr. Serruya served as a director of CoolBrands since 1994.

We have set forth below certain information regarding each nominee, including the specific experience, qualifications, attributes, or skills that contributed to the Board’s conclusion that such nominee should serve as a director.

Directors and Director Nominee

Steven R. Berrard

Mr. Berrard has served as a director of Swisher Hygiene since November 2010. Mr. Berrard served as the President and Chief Executive Officer of Swisher Hygiene from November 2010 to August 17, 2012. Mr. Berrard served as Chief Executive Officer and a director of Swisher International since 2004 until the Merger. Mr. Berrard is currently a director and Audit and Compensation Committee member of Walter Investment Management Corp., and director of Pivotal Fitness. Mr. Berrard served as the Managing Partner of private equity fund New River Capital Partners, which he co-founded in 1997, from 1997 to 2011. Throughout most of the 1980’s, Mr. Berrard served as President of Huizenga Holdings, Inc. as well as in various positions with subsidiaries of Huizenga Holdings. He has served as Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc., Chief Executive Officer and Chairman of Jamba, Inc. (parent company of Jamba Juice Company), and co-founded and served as co-Chief Executive Officer of retail automotive industry leader AutoNation, Inc. Mr. Berrard has served as a director of numerous public and private companies including Viacom, Inc., AutoNation, Inc., Boca Resorts, Inc., Birmingham Steel Inc., Blockbuster Entertainment Group, Republic Industries Inc. and HealthSouth Corp.

Mr. Berrard is an experienced executive officer and director of public companies with relevant industry knowledge and skills necessary to serve as a director. Mr. Berrard developed the relevant industry experience and expertise while serving as the Chief Executive Officer and as a director of the Company over the last six years. He combines this experience and expertise with experience as a public company director through his board memberships at Jamba, Inc., Walter Investment Management Corp., HealthSouth Corp., Birmingham Steel Inc., Boca Resorts, Inc. and Viacom, Inc. Mr. Berrard also has experience and knowledge leading public companies from the early stages of development to the position of an industry leader based on his work with AutoNation, Inc., Republic Industries Inc. and Blockbuster Entertainment Group.

Richard L. Handley

Mr. Handley has served as a director of Swisher Hygiene since December 2012 when he was appointed to our Board upon the recommendation of the Nominating and Corprate Governance Committee. Mr. Handley served as a director of Swisher International, Inc. from 2004 to 2010.  Mr. Handley has served as the Senior Vice President, Secretary and General Counsel of Huizenga Holdings, Inc. since May 1997. From May 1997 to December 2004, Mr. Handley also served as Senior Vice President, Secretary, and General Counsel of Boca Resorts, Inc. From October 1995 to May 1997, Mr. Handley served as Senior Vice President and General Counsel of AutoNation Inc. and its predecessor, Republic Industries Inc. Mr. Handley served as a director of Services Acquisition Corp. International from June 2006 to November 2006. Mr. Handley earned a BA from the University of California, Berkeley, a JD from the University of Utah College of Law, and an LLM from Georgetown University.

Mr. Handley is an experienced officer and director of public and private companies with the skills necessary to serve as a director. As an executive officer and director, Mr. Handley has developed knowledge and experience of financial, operational, and managerial matters. He has helped guide numerous public and private companies from early stage development to significant operating entities.

Harris W. Hudson

Mr. Hudson has served as a director of Swisher Hygiene since January 2011. Mr. Hudson is currently chairman and owner of Hudson Capital Group, an investment company located in Fort Lauderdale, Florida founded by Mr. Hudson in 1997. Mr. Hudson most recently served as Vice Chairman, Secretary and a director of Republic Services Inc. from 1995 to 2008. Prior to that period, he served in various executive roles from 1995 to 1998 with Republic Service Inc.’s former parent company (then known as Republic Waste Industries, Inc.), including as Chairman of its Solid Waste Group and its President. From 1983 to 1995, Mr. Hudson was Chairman, CEO and President of Hudson Management Corporation, a solid waste collection company that he founded and later merged with Republic Waste Industries. Mr. Hudson also served as Vice President of Waste Management of Florida, Inc. and its predecessor from 1964 until 1982.

Mr. Hudson is an experienced public company officer and director. As a result of his experiences, Mr. Hudson has a thorough knowledge and understanding of financial, operational, compensatory and other issues faced by a public company.

William M. Pierce

Mr. Pierce has served as a Senior Vice President at Huizenga Holdings, Inc. since 1990 where he has served as chief operating officer, chief financial officer and as an officer and director of numerous private and public portfolio companies. Mr. Pierce's positions there included President of Frederica Hospitality Group, LLC, five years as Chief Financial Officer and Executive Vice President of Dolphins Enterprises where he was responsible for all non-football business operations of the Miami Dolphins and Sun Life Stadium, and Chief Operating Officer of two route-based businesses, Sparkle, Inc. and Blue Ribbon Water Company. Previously, Mr. Pierce spent five years as the Senior Vice President and Chief Financial Officer of Boca Resorts Inc., where he was primarily responsible for the day-to-day oversight and the growth of the company, as well as raising equity and debt in the public markets. Prior to Huizenga Holdings, Mr. Pierce spent 11 years as a senior operating executive of Sky Chefs, a wholly owned subsidiary of American Airlines and seven years in senior management positions in the food and beverage industry. He received his B.S. in Accounting from the University of Texas at El Paso.

Mr. Pierce is an experienced officer and director of public and private companies with the skills necessary to serve as a director. As an executive officer and director, Mr. Pierce has developed knowledge and experience of financial, operational, and managerial matters. He has helped guide numerous public and private companies from early stage development to significant operating entities.

William D. Pruitt

Mr. Pruitt has served as a director of Swisher Hygiene since January 2011. Mr. Pruitt has served as general manager of Pruitt Enterprises, LP. and president of Pruitt Ventures, Inc. since 2000. Mr. Pruitt has been an independent board member of the MAKO Surgical Corp., a developer of robots for knee and hip surgery, since 2008, and is a member of the MAKO audit committee. Mr. Pruitt has been an independent board member of NV5 Holdings, Inc., a professional services company, and is a member of the NV5 Audit Committee, since April, 2013. Mr. Pruitt served as an independent board member of The PBSJ Corporation, an international professional services firm, from 2005 to 2010. Mr. Pruitt served as chairman of the audit committee of KOS Pharmaceuticals, Inc., a fully integrated specialty pharmaceutical company, from 2004 until its sale in 2006. He was also chairman of the audit committee for Adjoined Consulting, Inc., a full-service management consulting firm, from 2000 until it was merged into Kanbay International, a global consulting firm, in 2006. From 1980 to 1999, Mr. Pruitt served as the managing partner for the Florida, Caribbean and Venezuela operations of the independent auditing firm of Arthur Andersen LLP. Mr. Pruitt holds a Bachelor of Business Administration from the University of Miami and is a Certified Public Accountant (inactive).

Mr. Pruitt is an experienced director of public companies with the skills necessary to serve as a director. Mr. Pruitt also has extensive experience in financial matters as a certified public accountant and as a former managing partner of an accounting firm.

David Prussky

Mr. Prussky was a director and chair of the Audit Committee of CoolBrands. He was an original director of the predecessor to CoolBrands, Yogen Fruz World-Wide Inc. Mr. Prussky served as an investment banker for Patica Securities Limited from August 2002 to January 2012.

Mr. Prussky has served as director of numerous public and private companies over the past 16 years, including Carfinco Income Fund, Canada's largest public specialty auto finance business, and Lonestar West Inc., a hydro-vac service business based in Sylvan Lake, Alberta. Mr. Prussky is a also a director and chairman of the audit committee of Atrium Mortgage Investment Corporation and Chairman of Norrock Realty Finance Corporation.

Mr. Prussky is an experienced director of public companies with the skills necessary to serve as director. He has helped build numerous public and private entities from the early stages to significant operating entities.

Michael Serruya

Mr. Serruya is co-founder, past Chairman, President, Chief Executive Officer and director of CoolBrands. Mr. Serruya served as Co-President and Co-Chief Executive Officer of CoolBrands from 1994 to 2000, as Co-Chairman of CoolBrands in 2005, as President and Chief Executive Officer of CoolBrands from 2006 until the Merger in November 2010. Mr. Serruya served as a director of CoolBrands since 1994 until the Merger in November 2010. Mr. Serruya was also President, Chief Executive Officer and Chairman of CoolBrands’ predecessor, Yogen Früz World-Wide Inc. He is also director of Jamba, Inc. (parent company of Jamba Juice Company) and a director and member of the Audit Committee of Response Genetics, Inc.

Mr. Serruya is an experienced executive officer and director of public companies with the skills necessary to serve as a director. Mr. Serruya has experience leading a franchise organization. He combines that franchise experience with licensing and consumer products expertise.

Vote Required and Recommendation

The Board recommends that you vote “FOR” the election of each of the director nominees. The vote required to elect our seven directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified, is a plurality of the votes cast at the Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Principles and Code of Ethics

The Board is committed to sound corporate governance principles and practices. The Board’s core principles of corporate governance are set forth in the Swisher Hygiene Corporate Governance Principles (the “Principles”). In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, the Board also adopted a Code of Business Conduct and Ethics (“Code of Ethics”), which is applicable to all directors, officers, and employees. A copy of the Code of Ethics and the Principles are available on our corporate website at www.swisherhygiene.com. You also may obtain a printed copy of the Code of Ethics and Principles by sending a written request to: Investor Relations, Swisher Hygiene Inc., 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210.

Board of Directors

The business and affairs of the company are managed by or under the direction of the Board. Pursuant to our bylaws, the Board may establish one or more committees of the Board, however designated, and delegate to any such committee the full power of the Board, to the fullest extent permitted by law.

The Board intends to have regularly scheduled meetings and at such meetings our independent directors will meet in executive session.

The Board held 18 meetings during 2012. In 2012, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he served.

Our independent directors held five executive sessions without management present during 2012. Our Board has not appointed a lead independent director; instead the presiding director is appointed for each executive session.

Our directors are expected to attend our Annual Meeting of Stockholders. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting. Each person who was then serving as a director attended the 2011 Annual Meeting of Stockholders. We did not hold an annual meeting of stockholders during 2012.  The Annual Meeting will serve as a combined annual meeting of stockholders for both 2012 and 2013.

Composition.  The Board currently consists of the following nine members: H. Wayne Huizenga, (Chairman); Steven R. Berrard; David Braley; John Ellis Bush; Richard L. Handley, Harris W. Hudson; William D. Pruitt; David Prussky, and Michael Serruya. Mr. Huizenga, Senator Braley and Governor Bush have each notified the Board that they will not stand for re-election at the Annual Meeting. Effective with the Annual Meeting, the Board will be reduced from nine to seven members.

Orientation and Continuing Education.  The Board will hold a meeting shortly after a new member joins the Board to provide such new member with an overview of the responsibilities of the Board and information regarding our business. The Board will hold meetings, as deemed appropriate, to provide continuing education to its directors.

Board Committees

Pursuant to our bylaws, the Board may establish one or more committees of the Board, however designated, and delegate to any such committee the full power of the Board, to the fullest extent permitted by law.

Our Board has established three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The charters for our Board committees set forth the scope of the responsibilities of that committee. The Board will assess the effectiveness and contribution of each committee on an annual basis. These charters are available at www.swisherhygiene.com, and you may obtain a printed copy of any of these charters by sending a written request to: Investor Relations, Swisher Hygiene Inc., 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210.

Audit Committee.  The primary function of the Audit Committee is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial processes and the audits of our financial statements. The independent auditor is ultimately accountable to the Audit Committee, as representatives of the stockholders. The Audit Committee has the ultimate authority and direct responsibility for the selection, appointment, compensation, retention and oversight of the work of the company’s independent auditor that is engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the company (including the resolution of disagreements between management and the independent auditors regarding financial reporting), and the independent auditor must report directly to the Audit Committee. The Audit Committee also is responsible for the review of proposed transactions between the company and related parties. For a complete description of our Audit Committee’s responsibilities, you should refer to the Audit Committee Charter.

The Audit Committee currently consists of three directors, Mr. Pruitt, Chairman, Senator Braley and Mr. Prussky. Following the Annual Meeting, it is expected that the Audit Committee will consist of Messrs. Pruitt, Chairman, Pierce and Prussky. The Board has determined that the Audit Committee members have the requisite independence and other qualifications for audit committee membership under applicable rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), NASDAQ rules, and Canadian securities laws. The Board also has determined that Mr. Pruitt is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act. The Audit Committee held 24 meetings during 2012. The Audit Committee Report for fiscal year 2012, which contains a description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2012, is set forth below.

Compensation Committee.  The Board established a Compensation Committee comprised solely of independent directors as defined in the NASDAQ rules and Canadian securities laws. The Compensation Committee held two meetings during 2012. The Compensation Committee currently consists of three directors, Mr. Hudson, Chairman, Governor Bush, and Mr. Pruitt. Following the Annual Meeting, it is expected that the Compensation Committee will consist of Harris W. Hudson, Chairman, and William D. Pruitt. For a complete description of our Compensation Committee’s responsibilities, you should refer to the Compensation Committee Charter. See the “Compensation Discussion and Analysis” below for a discussion of the Compensation Committee’s process for determining compensation and responsibilities.

Nominating and Corporate Governance Committee.  The primary function of the Nominating and Corporate Governance Committee is to assist the Board in monitoring and overseeing matters of corporate governance and selecting, evaluating and recommending to the Board qualified candidates for election or appointment to the Board. The Nominating and Corporate Governance Committee currently consists of three members, Governor Bush, Chairman, Senator Braley, and Mr. Prussky. Following the Annual Meeting, it is expected that the Nominating and Corporate Governance Committee will consist of Mr. Handley, Chairman, and Mr. Prussky. The Board has determined that each of the Nominating and Corporate Governance Committee members has the requisite independence for nominating and corporate governance committee membership under applicable NASDAQ rules and Canadian securities laws. The Nominating and Corporate Governance Committee held three meetings during 2012. The Nominating and Corporate Governance Committee will consider all qualified director candidates identified by various sources, including members of the Board, management and stockholders. Candidates for directors recommended by stockholders will be given the same consideration as those identified from other sources. The Nominating and Corporate Governance Committee is responsible for reviewing each candidate’s biographical information, meeting with each candidate and assessing each candidate’s independence, skills and expertise based on a number of factors. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background, and professional expertise, among other factors. For a complete description of our Nominating and Corporate Governance Committee’s responsibilities, you should refer to the Nominating and Corporate Governance Committee Charter.

Board Leadership

The Board has no policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for the Company. Currently, the positions of Chairman and Chief Executive Officer are separate at Swisher Hygiene. Mr. Huizenga serves as our Chairman and Thomas C. Byrne serves as our President and Chief Executive Officer. Following the Annual Meeting, it is expected Mr. Handley will serve as our Chairman. At this time, the Board believes that this segregation avoids conflicts that may arise as the result of combining the roles, and effectively maintains independent oversight of management.

Board Oversight of Enterprise Risk

The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through the committees of the Board identified above but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, and operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Director Independence

The Board has determined that the following current non-employee directors and director nominees are “independent” in accordance with the NASDAQ rules and Canadian securities laws and have no material relationship with the Company, except as a director and a stockholder of the Company: Senator Braley; Governor Bush; Mr. Handley; Mr. Hudson; Mr. Pierce; Mr. Pruitt; and Mr. Prussky. In determining the independence of each of the current non-employee directors and director nominees, the Board considered the relationships described under “Related Party Transactions.”

In each case, the relationships did not violate NASDAQ listing standards or our Principles, and the Board concluded that such relationships would not impair the independence of our non-employee directors.

Compensation Committee Interlocks and Insider Participation

During 2012, our Compensation Committee was comprised of the following members: Mr. Hudson, Chairman, Governor Bush, and Mr. Pruitt. None of these Committee members have ever been an officer or employee of Swisher Hygiene or any of our subsidiaries and none of our executive officers has served on the compensation committee or board of directors of any company of which any of our other directors is an executive officer.

Related Party Transactions

As set forth in the Audit Committee Charter, our Audit Committee must approve all transactions with related persons as described in Item 404 of Regulation S-K under the Exchange Act. The following is a summary of agreements or transactions with parties related to our directors, executive officers, or us since January 1, 2012. For a discussion of the Separation Agreement with Hugh Cooper, the Company's former Senior Vice President and Treasurer, see the "Potential Payments upon Termination or Change-In-Control" section.

Mr. Berrard's Consulting Agreement

On October 23, 2012, Swisher International, Inc., one of our wholly-owned subsidiaries, its subsidiaries and affiliated companies entered into a Consulting Agreement and Release with Steven R. Berrard, one of our directors and our former President and Chief Executive Officer, effective as of August 18, 2012 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Berrard will provide the following services to the Company: (i) reasonable assistance in our defense of certain legal and/or administrative claims and proceedings; (ii) reasonable assistance in effecting and closing the sale of our Waste Segment; (iii) reasonable assistance in the management of our banking and investing relationships; and (iv) reasonable assistance in connection with our insurance program. Mr. Berrard will report to the Chairman of the Board of the Company or the Chairman’s designee.

Pursuant to the Consulting Agreement, Mr. Berrard receives an annual cash consulting fee in the amount of $500,000 (the “Consulting Fee”). Mr. Berrard also received a one-time lump-sum cash fee in the amount of $500,000 upon completion of the sale of our Waste Segment, as Mr. Berrard was still engaged as a consultant at the time of completion and the completion took place no later than specific dates set forth in the Consulting Agreement. In addition, Mr. Berrard is reimbursed for any reasonable out-of-pocket business expenses incurred in connection with his performance as a consultant. During the term of the Consulting Agreement, Mr. Berrard waives the right to receive compensation for his service as a director of the Company. The Consulting Agreement will terminate no later than August 17, 2013, but may be terminated at any time by the Company with or without cause (as defined in the Consulting Agreement) by giving written notice of termination to Mr. Berrard or by voluntary resignation by Mr. Berrard by giving written notice of resignation to the Company. Mr. Berrard’s engagement and the term of the Consulting Agreement automatically terminates upon Mr. Berrard’s death or disability.

New River Capital Partners

For the fiscal year ended December 31, 2012, we paid $109,193 for training course development and utilization of the delivery platform from CertiLearn, Inc., the majority of which is owned by New River Capital Partners a company owned by Messrs. Berrard, Byrne and Aucamp. Mr. Byrne is the President and Chief Executive Officer of the Company. Mr. Aucamp is Executive Vice President and Secretary of the Company. From January 1, 2013 through April 30, 2013, we paid $10,000 to CertiLearn, Inc. for training course development and utilization of the delivery platform.

Royal Palm Mortgage Group LLC

In August 2010, we borrowed $2.0 million for working capital purposes, pursuant to an unsecured note payable to Royal Palm Mortgage Group LLC ("Royal Palm"), an affiliate of Mr. Huizenga, that bears interest at the short-term Applicable Federal Rate. The balance as of September 30, 2012 was $2.0 million. Mr. Huizenga is the Chairman of the Board. The note was paid in full following the sale of the Company's Waste segment in November 2012.

The SCA Group, LLC

On September 27, 2012, we entered into a certain Interim Services Agreement (the “Services Agreement”), effective September 24, 2012, with The SCA Group, LLC ("SCA Group") pursuant to which SCA Group agreed to provide the Company with the services of William T. Nanovsky as the Company’s Interim Senior Vice President and Chief Financial Officer for consideration of up to $50,000 per month, plus reimbursement of certain expenses. Mr. Nanovsky is a founding partner of SCA Group. The Services Agreement may be terminated by the Company or SCA Group at any time upon written notice to the other party. During 2012, we paid SCA Group $141,750 and a security deposit of $25,000. From January 1, 2013 to April 30, 2013, we paid SCA Group $165,750. No payments were made directly to Mr. Nanovsky. Mr. Nanovsky receives his compensation from SCA Group.

Stockholder Communications

Communications with the Company and the Board

Stockholders may communicate with the Company through its Investor Relations Department by writing to Investor Relations, Swisher Hygiene Inc., 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210.

Stockholders interested in communicating with our Board, any Board committee, any individual director, or any group of directors (such as our independent directors) should send written correspondence to Swisher Hygiene Inc. Board of Directors, Attn: General Counsel, 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210.

Stockholder Proposals for Next Year’s Annual Meeting

As more specifically provided in our by-laws, no business may be brought before an Annual Meeting unless it is specified in the notice of the Annual Meeting or is otherwise brought before the Annual Meeting by or at the direction of our Board or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s Annual Meeting. Accordingly, any stockholder proposal to be considered at the 2014 Annual Meeting of Stockholders, including nominations of persons for election to our Board, generally must be properly submitted to us not earlier than February 5, 2014 nor later than March 7, 2014. Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request to the Secretary of Swisher Hygiene Inc., 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210.

These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement for the 2014 Annual Meeting of Stockholders. Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2014 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary not later than January 6, 2014.

Stockholder Director Nominations

The Nominating and Corporate Governance Committee has established a policy pursuant to which it considers director candidates recommended by our stockholders. All director candidates recommended by our stockholders are considered for selection to the Board on the same basis as if such candidates were recommended by one or more of our directors or other persons. To recommend a director candidate for consideration by our Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing to our Corporate Secretary not later than 120 calendar days prior to the anniversary date of our proxy statement distributed to our stockholders in connection with our previous year’s annual meeting of stockholders, and the recommendation must provide the following information: (i) the name of the stockholder making the recommendation; (ii) the name of the candidate; (iii) the candidate’s resume or a listing of his or her qualifications to be a director; (iv) the proposed candidate’s written consent to being named as a nominee and to serving as one of our directors if elected; and (v) a description of all relationships, arrangements, or understandings, if any, between the proposed candidate and the recommending stockholder and between the proposed candidate and us so that the candidate’s independence may be assessed. The stockholder or the director candidate also must provide any additional information requested by our Nominating and Corporate Governance Committee to assist the Committee in appropriately evaluating the candidate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons who beneficially own 10% or more of our stock file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2012, our directors, executive officers, and greater than 10% beneficial owners complied with all such applicable filing requirements, except the untimely filing of one Form 4 report with respect to two transactions on behalf of Brian Krass.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of May 2, 2013, information regarding the beneficial ownership of our common stock by each director, each named executive officer, all of the directors and executive officers as a group, and each other person or entity known to us to be the beneficial owner of more than five percent of our common stock. Unless noted otherwise, the corporate address of each person listed below is 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina, 28210.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)

Directors, Nominees, and Executive Officers:
H. Wayne Huizenga	24,230,113	(2)	13.8%
Steven R. Berrard	25,095,024	(3)(4)	14.3%
Thomas Aucamp	1,379,212	(3)(5)	*
David Braley	5,207,091	(6)	3.0%
John Ellis Bush	25,133	(7)	*
Thomas C. Byrne	1,382,801	(3)(8)	*
Hugh H. Cooper	87,500	(9)	*
Richard L. Handley	577,901	(3)	*
Harris W. Hudson	1,053,196	(10)	*
Michael Kipp	25,924	(11)	*
Brian Krass	-		*
William T. Nanovsky	-		*
William M. Pierce	577,901	(3)	*
William D. Pruitt	33,946	(12)	*
David Prussky	275,291	(13)	*
Michael Serruya	2,484,553	(14)	1.4%
Directors and Executive Officers as a group (15 persons)	61,857,684	(15)	35.5%
5% or Greater Stockholders
FMR LLC	19,356,614	(16)	11.1%
____________

(1)	Based on 175,157,404 shares of our common stock outstanding as of May 2, 2013.

(2)	Consists of 24,207,798 shares of common stock held by Mr. Huizenga and 22,315 vested restricted stock units held by Mr. Huizenga.

(3)
The shares of common stock held by these executive officers and director have been pledged to H. Wayne Huizenga as security for certain obligations owing pursuant to stock pledge and security agreements by each executive officer and director for the benefit of Mr. Huizenga.

(4)
Consists of 25,005,311 shares of common stock held by Mr. Berrard, 62,799 vested restricted stock units held by Mr. Berrard and vested options held by Mr. Berrard to purchase 26,914 shares of common stock.

(5)
Consists of 1,300,265 shares of common stock held by Mr. Aucamp, 55,263 vested restricted stock units held by Mr. Aucamp and vested options held by Mr. Aucamp to purchase 23,684 shares of common stock.

(6)	Consists of 5,194,800 shares of common stock held by Mr. Braley and 12,291 vested restricted stock units held by Mr. Braley.

(7)	Consists of 2,439 shares of common stock held by Mr. Bush and 22,694 vested restricted stock units held by Mr. Bush.

(8)	Consists of 1,300,265 shares of common stock held by Mr. Byrne, 57,775 vested restricted stock units held by Mr. Byrne and vested options held by Mr. Byrne to purchase 24,761 shares of common stock.

(9)	Consists of 61,250 vested restricted stock units held by Mr. Cooper and vested options held by Mr. Cooper to purchase 26,250 shares of common stock.

(10)	Consists of 303,689 shares of common stock held by Mr. Hudson, 730,000 shares of common stock held by Harris W. Hudson, LP and 19,507 vested restricted stock units held by Mr. Hudson.

(11)	Consists of 2,000 shares of common stock held by Mr. Kipp, 16,747 vested restricted stock units held by Mr. Kipp and vested options held by Mr. Kipp to purchase 7,177 shares of common stock.

(12)
Consists of 2,439 shares of common stock held by Mr. Pruitt, 10,000 shares of common stock held by Pruitt Enterprises, LP, 2,000 shares of common stock held by Mr. Pruitt's spouse, 4,000 vested restricted stock units held by Mr. Pruitt, and 15,507 vested restricted stock units held by Pruitt Enterprises, LP.

(13)
Consists of 210,000 shares of common stock held by Mr. Prussky, 33,000 shares of common stock held by Mr. Prussky’s spouse, Erica Prussky, 12,291 vested restricted stock units held by Mr. Prussky, and options to purchase 20,000 shares of common stock. The options were previously granted pursuant to the CoolBrands International Inc. 2002 Stock Option Plan.

(14)
Consists of 433,291 shares of common stock held by Mr. Serruya, 2,039,151 shares of common stock held by 1082272 Ontario Inc., and 12,111 vested restricted stock units held by Mr. Serruya. 1082272 Ontario Inc., an entity wholly owned by Michael Serruya. Michael Serruya is a director and President of 1082272 Ontario Inc., and exercises voting and dispositive power over all the shares of common stock held by 1082272 Ontario Inc.

(15)	Includes 374,549 vested restricted stock units and options to purchase 128,786 shares of common stock.

(16)	This information was obtained from a Schedule 13-G/A filed by FMR LLC on March 11, 2013. The mailing address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

COMPENSATION COMMITTEE REPORT

The following statement made by our Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Compensation Committee: Harris W. Hudson, Chair John Ellis Bush William M. Pruitt

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to the named executive officers of Swisher during 2012. Throughout this analysis, we refer to the individuals who served as our Chief Executive Officer and Chief Financial Officer, as well as the other individuals included in the Summary Compensation Table as the “named executive officers.”

The Compensation Committee (the "Committee") of our Board of Directors (the "Board") is responsible for the oversight, implementation, and administration of all of the executive compensation plans and programs. During 2012, and currently, Governor John Ellis Bush, Harris W. Hudson and William D. Pruitt serve as members of the Committee. During 2012, and currently, Mr. Hudson serves as Chairman of the Committee.

Our Board recognizes the fundamental interest our stockholders have in the compensation of our executive officers. At the 2011 Annual Meeting, our stockholders approved, on an advisory basis, the compensation of our named executive officers. Based upon the results of their advisory vote and a review of our 2012 compensation policies, we believe that our 2012 compensation policies and decisions are consistent with the compensation philosophy and objectives discussed below and adequately align the interests of our named executive officers with the long term goals of the Company.

Compensation Policies and Practices for 2012

The core objectives of our compensation programs are to secure and retain the services of high quality executives and to provide compensation to our executives that is commensurate and aligned with our performance and advances both short and long-term interests of ours and our stockholders. We seek to achieve these objectives through three principal compensation programs: (1) a base salary, (2) long-term equity incentives, and (3) an annual cash incentive bonus. Base salaries are designed primarily to attract and retain talented executives. Grants of equity awards are designed to provide a strong incentive for achieving long-term results by aligning the interests of our executives with those of our stockholders, while at the same time encouraging our executives to remain with the company. Annual cash incentives are designed to motivate and reward the achievement of selected financial and individual performance goals, generally tied to profitability and company growth. The Committee believes that our compensation programs for the named executive officers are appropriately based upon our performance and the individual performance and level of responsibility of the executive officer. In addition, the Committee believes the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

In August 2011, following the Committee's review of the qualifications of several compensation consultants, the Committee engaged the services of Pearl Meyer, an independent compensation consultant, to review our compensation philosophy. The engagement of Pearl Meyer by the Committee did not raise any conflicts of interests since Pearl Meyer has not provided any additional services to the Company.

In connection with Pearl Meyer's review, it established the following peer group: Rollins, Inc., Unifirst Corporation, Viad Corp. G&K Services, Inc., Healthcare Services Group, Inc., Standard Parking Corporation, Metalico, Inc., Team, Inc., Casella Waste Systems, Inc., Schawk, Inc., Industrial Services America, Inc., McGrath Rentcorp, EnerNOC Inc., TRC Companies, Inc., and WCA Waste Corporation. The Committee requested the data from the review of the peer group to obtain a general understanding of the current compensation practices in similarly sized companies in our business segments and to ensure that the Committee was acting in an informed and responsible manner to make sure the Company’s compensation program for 2012 was competitive. As a result of the matters described in the next section, the Committee did not use the data for its 2012 compensation decisions.

Named Executive Officer Compensation Components for 2012

On March 28, 2012, the Company announced that the previously issued interim financial statements for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011, and the other financial information in our quarterly reports on Form 10-Q for the periods then ended, should no longer be relied upon and may need to be restated and that the filing of our Annual Report on Form 10-K for the year ended December 31, 2011 would be delayed due to an ongoing internal review by the Company's Audit Committee. The Company filed its restated quarterly reports and its 2011 10-K in February 2013. As a result of the internal review and resulting delays in filing its periodic reports during 2012, the Committee and the Board (i) did not increase the base salary paid to the named executive officers for 2012, (ii) did not grant long-term equity incentives in 2012, except as discussed below with respect to one named executive officer hired during this process, and (iii) did not set annual cash incentive bonus criteria or pay annual cash incentive bonus to the named executive officers for 2012. The Committee and the Board believed it to be in the best interest of the Company and its stockholders to delay compensation decisions until the review was complete and the Company was current in its public filings.

For 2012, base salaries were $230,000 for Mr. Byrne, $220,000 for Mr. Aucamp, $500,000 for Mr. Berrard, $220,000 for Mr. Kipp, $235,000 for Mr. Krass, and $200,000 for Mr. Cooper.

On April 29, 2013, the Committee also approved discretionary bonuses to Messrs. Byrne and Aucamp of $40,000 and $30,000, respectively, for their significant efforts in connection with completing the Company's 2011 and 2012 filings with the Securities and Exchange Commission, as well as their work in completing the sale of the Company's Waste segment.

Employment Matters during 2012

On May 14, 2012, the Board, following the recommendation of the Audit Committee, determined that Michael Kipp, the Company's Senior Vice President and Chief Financial Officer, should be separated from the Company. It was determined that Mr. Kipp was separated from the Company without cause, and, pursuant to Mr. Kipp's Employment and Non-Compete Agreement, he would be entitled to receive (i) continued payment of his salary for a period of fifteen (15) months following the date of termination and (ii) any unpaid bonus then due and payable to Mr. Kipp pursuant to the terms of the Performance Incentive Plan or any other bonus plan of the Company in which Mr. Kipp participates. During 2012, Mr. Kipp received $133,692 in severance pursuant to his Employment and Non-Compete Agreement.

Also, on May 14, 2012, the Board determined that Steven R. Berrard, then the Company's President and Chief Executive Officer, would also serve as the Company's Interim Chief Financial Officer.

On June 6, 2012, the Board appointed Brian Krass as Senior Vice President and Chief Financial Officer. Pursuant to an employment letter between the Company and Mr. Krass, Mr. Krass' annual base salary was $235,000. Also, on June 6, 2012, the Company granted Mr. Krass 51,649 restricted stock units and stock options to purchase 206,593 shares of common stock of the Company. The restricted stock units were set to vest in four equal annual installments beginning on July 6, 2013. The stock options were set to vest in four equal annual installments beginning on June 6, 2013 and were exercisable at a price of $1.82 per share. Mr. Krass resigned from the Company on September 21, 2012. All of Mr. Krass' stock options and restricted stock units were forfeited upon his resignation.

On August 17, 2012, Steven R. Berrard resigned as President and Chief Executive Officer of the Company. Mr. Berrard continues his service as a member of the Board. On October 23, 2012, Swisher International, Inc., a wholly-owned subsidiary of the Company, its subsidiaries and affiliated companies entered into a Consulting Agreement and Release with Steven R. Berrard, effective as of August 18, 2012 in connection with the sale of the Company's Waste Segment. For discussion of the Consulting Agreement, see the "Related Party Transactions" in this proxy statement.

On August 19, 2012, the Board appointed Thomas C. Byrne as Interim President and Chief Executive Officer of the Company.

On September 27, 2012, the Board appointed William T. Nanovsky as Interim Senior Vice President and Chief Financial Officer of the Company, effective September 24, 2012. Effective September 24, 2012, the Company entered into an Interim Services Agreement with SCA Group, LLC pursuant to which SCA Group agreed to provide the Company with the services of Mr. Nanovsky as the Company’s Interim Senior Vice President and Chief Financial Officer for consideration of up to $50,000 per month, plus reimbursement of certain expenses.

Effective November 9, 2012, Hugh H. Cooper resigned as Senior Vice President of the Company. On November 15, 2012, Swisher International Inc., a wholly-owned subsidiary of the Company, its parent, subsidiaries and affiliated companies, entered into a Separation Agreement and Release with Hugh Cooper, Senior Vice President of the Company (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Cooper’s separation from the Company was effective November 9, 2012 and Swisher will pay Mr. Cooper severance in the amount of $225,000, less required deductions for taxes, over a period of 52 weeks at a rate of $8,853.85 bi-weekly in accordance with the Company’s normal payroll procedures. Swisher will also reimburse Mr. Cooper $1,120 per month (or the premium for employee plus spouse coverage in the event the premium amounts change during the separation payout period) in the event that Mr. Cooper elects and remains covered by COBRA for a period of up to 52 weeks from November 9, 2012. The Company paid Mr. Cooper $27,513 in severance and $1,551 of COBRA reimbursements in 2012 pursuant to the Separation Agreement. The Separation Agreement also includes a standard general release and standard provisions relating to confidentiality and nondisparagement.

On February 18, 2013, the Board removed the "Interim" label from the officer titles of Messrs. Byrne and Nanovsky, making them President and Chief Executive Officer and Senior Vice President and Chief Financial Officer, respectively.

Compensation Policies and Practices for 2013

On April 29, 2013, the Committee approved and ratified increases to Messrs. Byrne's and Aucamp's salaries to $375,000 and $275,000, respectively, effective April 1, 2013. The Committee also discussed resuming equity and cash incentives, but deferred any actions on these matters until the Company is current in its public filings.

Internal Revenue Code Limits on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Committee believes that it is generally in our best interest to attempt to structure performance-based compensation, including stock option grants and annual bonuses, to the named executive officers, each of whom are subject to Section 162(m), in a manner that satisfies the statute’s requirements for full tax deductibility for the compensation. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable us to meet our overall objectives, even if we may not deduct all of the compensation. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Summary Compensation Table

The following table sets forth certain summary information concerning compensation earned by, and paid to, the named executive officers for 2012, 2011, and 2010.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation(2)		Total

Thomas C. Byrne	2012	$230,000	$40,000	-		-		-	-	$14,916	(3)	$284,916
President and Chief	2011	$230,000	-	-		-		-	-	-		$230,000
Executive Officer(4)	2010	$204,615	-	$482,999	(5)(6)	$79,425	(5)(6)	-	-	-		$767,039

William T. Nanovsky	2012	-	-	-		-		-	-	$141,750	(8)	$141,750
Chief Financial Officer and	2011	-	-	-		-		-	-	-		-
Senior Vice President(7)	2010	-	-	-		-		-	-	-		-

Thomas Aucamp	2012	$220,000	$30,000	-		-		-	-	-		$250,000
Executive Vice	2011	$220,000	-	-		-		-	-	-		$220,000
President and Secretary	2010	$203,077	-	$461,999	(5)(6)	$67,362	(5)(6)	-	-	-		$732,438

Steven R. Berrard	2012	$387,020	-	-		-		-	-	$628,206	(10)	$1,015,226
Former President and Chief	2011	$500,000	-	-		-		-	-	-		$500,000
Executive Officer(9)	2010	$192,308	-	$1,049,999	(5)(6)	$153,098	(5)(6)	-	-	-		$1,395,405

Michael Kipp	2012	$86,308	-	-		-		-	-	$137,870	(12)	$224,178
Former Senior Vice President	2011	$169,231	-	-		-		-	-	$66,222	(13)	$235,453
and Chief Financial Officer (11)	2010	-	-	-		-		-	-	-		-

Brian Krass	2012	$70,500	-	$94,001	(15)	$120,733	(15)	-	-	-		$285,234
Former Chief Financial	2011	-	-	-		-		-	-	-		-
Officer and Senior Vice President(14)	2010	-	-	-		-		-	-	-		-

Hugh H. Cooper	2012	$191,347	-	-		-		-	-	$31,221	(17)	$222,568
Former Senior Vice President	2011	$200,000	-	-		-		-	-	-		$200,000
and Treasurer(16)	2010	$200,000	-	$512,050	(5)(6)	$74,660	(5)(6)	-	-	-		$786,710
______________
(1)	Represents discretionary bonuses paid to the named executive officers in April 2013 for their services in 2012.

(2)
The amounts in the column include contributions made by us to our Company's 401(k) plan. The Company contributed the following amounts for each of the following executive officers: Mr. Byrne - $4,247, Mr. Cooper - $957, and Mr. Kipp - $1,693.

(3)	Includes $10,669 for expenses related to use of a corporate apartment.

(4)
Mr. Bryne was appointed Interim Chief Executive Officer and President of the Company on August 19, 2012. On February 18, 2013, the Board of Directors removed the "Interim" label from the officer title of Mr. Byrne making him the Chief Executive Officer and President. Mr. Byrne previously served as Executive Vice President of the Company from November of 2010 to August 19, 2012.

(5)
Represents restricted stock units and stock options granted under the Stock Incentive Plan on November 2, 2010. On May 5, 2011, the Stock Incentive Plan was approved and these grants were ratified at the 2011 Annual Meeting.

(6)
This reflects the aggregate grant date fair value computed in accordance with ASC 718. In determining the grant date fair value for restricted stock units, the Company used $4.18, the closing price of the Company’s common stock on the grant date. In determining the grant date fair value for stock options, the Company used the Black-Scholes option pricing model, and took into account the $4.18 closing price of the Company’s common stock on the grant date, the $4.18 exercise price, the 6.25 year assumed period over which the options will be outstanding, a 30.7% volatility rate, and a 1.87% risk free rate.

(7)
Mr. Nanovsky was appointed Interim Senior Vice President and Chief Financial Officer of the Company on September 27, 2012. On February 18, 2013, the Board of Directors removed the "Interim" label from the officer title of Mr. Nanovsky making him the Senior Vice President and Chief Financial Officer.

(8)
Represents fees paid to The SCA Group, LLC pursuant to the Interim Services Agreement, effective September 24, 2012. For a discussion of the Interim Service Agreement see the "Related Party Transactions" section.

(9)
Mr. Berrard resigned as President and Chief Executive Officer on August 17, 2012. Mr. Berrard served as Interim Chief Financial Officer from May 14, 2012 to June 5, 2012. Mr. Berrard continues to serve as a director of the Company.

(10)
Includes $128,206 of consulting fees paid to Mr. Berrard pursuant to the Consulting Agreement and Release with the Company, dated October 26, 2012. Also, includes a $500,000 fee paid to Mr. Berrard, pursuant to the Consulting Agreement, for the closing of certain transaction activity during 2012. This fee was paid in 2013. For a discussion of the Consulting Agreement, see the "Related Party Transactions" section below.

(11)	Mr. Kipp was appointed Senior Vice President and Chief Financial Officer on May 5, 2011 and was separated from the Company on May 14, 2012.

(12)
Includes $133,693 of severance paid to Mr. Kipp pursuant to the Employment and Non-Compete Agreement with the Company, dated May 10, 2011. For a discussion of Mr. Kipp's severance, see the "Potential Payments Upon Termination or Changes-In-Control" section. Also, includes $2,484 of health insurance premiums paid by the Company following Mr. Kipp's separation.

(13)	Represents consulting fees paid to Mr. Kipp during 2011 prior to his appointment as Senior Vice President and Chief Financial Officer on May 5, 2011.

(14)	Mr. Krass was appointed Senior Vice President and Chief Financial Officer on June 6, 2012. Mr. Krass resigned on September 21, 2012.

(15)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. In determining the grant date fair value for restricted stock units, we used $1.82, the closing price of our common stock on the grant date. In determining the grant date fair value for stock options, we used the Black-Scholes option pricing model, and took into account the $1.82 closing price of our common stock on the grant date, the $1.82 exercise price, the 6.25 year assumed period over which the stock options will be outstanding, a 30.7% volatility rate, and a 1.01% risk free rate.

(16)
Mr. Cooper served as Chief Financial Officer from November 1, 2010 until May 5, 2011. From May 5, 2011 to November 9, 2012, Mr. Cooper served as our Senior Vice President and Treasurer. Mr. Cooper resigned effective November 9, 2012.

(17)
Includes $27,513 of severance paid to Mr. Cooper and $1,551 of COBRA reimbursements pursuant to the Separation Agreement and Release, dated November 15, 2012. For a discussion of the Separation Agreement, see the "Potential Payments Upon Termination or Changes-In-Control" section. Also, includes $1,200 representing the Company's contributions to Mr. Cooper's Health Savings Account.

Grants Of Plan-Based Awards - Fiscal 2012

The following table sets forth certain information concerning grants of awards to the named executive officers in the fiscal year ended December 31, 2012.

		All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($)(Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date

Thomas Byrne	-	-	-	-	-
William T. Nanovsky	-	-	-	-	-
Thomas Aucamp	-	-	-	-	-
Steven R. Berrard	-	-	-	-	-
Michael Kipp	-	-	-	-	-
Brian Krass	6/6/2012	51,649	206,593	$1.82	$214,734
Hugh H. Cooper	-	-	-	-	-
______________
(1)
Represents restricted stock units granted under the Stock Incentive Plan, which vest in four annual installments beginning on July 6, 2013. Each restricted stock unit represents the right to receive one share of common stock upon vesting.

(2)	Represents stock options granted under the Stock Incentive Plan, which vest in four annual installments beginning on the first anniversary of the grant date.

(3)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. In determining the grant date fair value for restricted stock units, we used $1.82, the closing price of our common stock on the grant date. In determining the grant date fair value for stock options, we used the Black-Scholes option pricing model, and took into account the $1.82 closing price of our common stock on the grant date, the $1.82 exercise price, the 6.25 year assumed period over which the stock options will be outstanding, a 30.7% volatility rate, and a 1.01% risk free rate.

Outstanding Equity Awards at Fiscal Year-End — 2012

The following table sets forth certain information regarding equity-based awards held by the named executive officers as of December 31, 2012.

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)

Thomas C. Byrne	24,761	24,761	$4.18	11/2/2020	57,775	$101,106
William T. Nanovsky	-	-	-	-	-	-
Thomas Aucamp	23,684	23,684	$4.18	11/2/2020	55,263	$96,710
Steven R. Berrard(4)	26,914	-	$4.18	11/2/2020	-	-
Michael Kipp(5)	7,177	-	$4.18	11/2/2020	-	-
Brian Krass(6)	-	-	-	-	-	-
Hugh H. Cooper(7)	26,250	-	$4.18	11/2/2020	-	-
______________
(1)	Represents stock options granted under the Stock Incentive Plan, which vest in four annual installments on November 2, 2011, November 2, 2012, November 2, 2013 and November 2, 2014.

(2)
Represents restricted stock units granted under the Stock Incentive Plan, which vest in four annual installments on November 2, 2011, November 2, 2012, November 2, 2013 and November 2, 2014. Each restricted stock unit represents the right to receive one share of common stock upon vesting.

(3)	Determined by multiplying the closing price of the Company’s common stock on December 31, 2012 of $1.75 by the number of shares of common stock underlying the restricted stock units.

(4)	Mr. Berrard resigned from the Company on August 17, 2012. Mr. Berrard's remaining unvested stock options and restricted stock units were forfeited in connection with his resignation.

(5)	Mr. Kipp was separated from the Company effective on May 14, 2012. Mr. Kipp's remaining unvested stock options and restricted stock units were forfeited in connection with his separation.

(6)	Mr. Krass resigned from the Company on September 21, 2012. Mr. Krass' unvested stock options and restricted stock units were forfeited in connection with his resignation.

(7)	Mr. Cooper resigned from the Company on November 9, 2012. Mr. Cooper's remaining unvested stock options and restricted stock units were forfeited in connection with his resignation.

Stock Vested - Fiscal 2012

The following table provides information concerning vesting of restricted stock units held by the named executive officers during 2012.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)(1)	($)(2)

Thomas C. Byrne	28,888	$-
William T. Nanovsky	-	$-
Thomas Aucamp	27,632	$-
Steven R. Berrard	-	$-
Michael Kipp	-	$-
Brian Krass	-	$-
Hugh H. Cooper	30,625	$-
_________
(1)
Represents restricted stock units ("RSUs") that were to have vested on November 2, 2012. The shares underlying these RSUs were not delivered upon vesting because the Company's Registration Statement on Form S-8 was not effective at the time of vesting. The Company intends to deliver the underlying shares once it becomes current in its public filings and a Registration Statement on Form S-8 is effective.

(2)	As noted in footnote (1) above, because the shares underlying the RSUs were not delivered on the vesting date, no value was realized.

Potential Payments upon Termination or Change-in-Control

During 2012, the named executive officers did not have employment agreements with us and were all employed on an “at will” basis, except for Mr. Kipp. During 2012, we did not have arrangements with any of our named executive officers providing for additional benefits or payments in connection with a termination of employment, change in job responsibility, or a change-in-control, except for Messrs. Kipp and Cooper.

On May 10, 2011 (the “Effective Date”), the Company and Mr. Kipp entered into an employment agreement providing for his service as the Company’s Senior Vice President and Chief Financial Officer (the “Agreement”). The Agreement expired 24 months from the Effective Date and provided for an annual base salary of $220,000, which may be reviewed annually and adjusted by the Compensation Committee or the Chief Executive Officer, as appropriate. During the term of the Agreement, Mr. Kipp was eligible to participate in the Company’s Stock Incentive Plan and Performance Incentive Plan. Mr. Kipp was also eligible to participate in the Company’s health plan and 401(k) plan and to receive such other benefits as are available to our employees of comparable rank.

Under the terms of the Agreement, Mr. Kipp could have been terminated by the Company with or without “Cause” (as such term is defined in below), with such termination being effective upon written notice from the Company. If Mr. Kipp was terminated for Cause, he or his legal representatives would have been entitled to receive that portion of his unpaid salary prorated through the date of termination, and the Company shall have no further obligations to Mr. Kipp under the Agreement. In particular, upon termination for Cause, the Company shall have no obligation to pay Employee any unpaid awards under the Company’s Performance Incentive Plan or other bonus plan of the Company in which Mr. Kipp then participates that has not become due or payable at the time of the termination and any unvested or unexercised equity awards under the Stock Incentive Plan or any other Company equity plan will immediately be cancelled, except as required by law or any applicable plan. Mr. Kipp’s resignation (other than in connection with a Change in Control as described below) or any other termination of employment by Mr. Kipp, either expressly or by abandonment, was considered a termination for Cause.

If Mr. Kipp was terminated by the Company without Cause, he would have been entitled to receive (i) continued payment of his salary for a period of twelve (12) months following the date of termination or through the end of the term of the agreement, whichever is greater, or for a period of fifteen months (or through the end of the term of the agreement, whichever is greater) if at such time Mr. Kipp is a full-time resident of Mecklenburg County, North Carolina, or any of the bordering counties and (ii) any unpaid bonus then due and payable to Mr. Kipp pursuant to the terms of the Performance Incentive Plan or any other bonus plan of the Company in which Mr. Kipp participates.

Upon certain Change in Control events (as defined below), if Mr. Kipp is not appointed to a position of comparable title and duties, other than as a result of Mr. Kipp’s rejecting any such offer, then, upon 60 days written notice to the Company, and Company’s failure to so appoint Mr. Kipp to a position of comparable title and duties within 30 days of such notice, Mr. Kipp would be entitled to receive either: (i) the full amount of his compensation through the end of the term or (ii) the full amount of his compensation for a period of eighteen (18) months, whichever is greater, plus accrued and unused vacation time, provided he resigns within 30 days after the Company’s failure to cure.

In connection with the Agreement, Cause means termination because of (i) the employee’s breach of any of the employee’s covenants contained in the Agreement or breach of any representation or warranty in the Agreement, (ii) the employee’s failure or refusal to perform any of the duties or responsibilities required to be performed by the employee, (iii) the employee’s gross negligence or willful misconduct in the performance of the employee’s duties hereunder, (iv) the employee’s commission of an act of dishonesty affecting the Company or the commission of an act constituting common law fraud or a felony, (v) the employee’s commission of an act (other than the good faith exercise of the employee’s business judgment in the exercise of the employee’s responsibilities) resulting in any damages to the Company, (vi) the employee’s death or (vii) the employee’s inability to perform any of the employee’s duties or responsibilities as provided in the Agreement due to the employee’s physical or mental disability or illness extending for, or reasonably expected to extend for, greater than sixty (60) days (as determined in good faith by the CEO). If the employee shall resign or otherwise terminate the employee’s employment with the Company (other than for “Good Reason” as set forth under Section 2(d) of the Agreement), either expressly or by abandonment, the employee shall be deemed for purposes of the Agreement to have been terminated for Cause. The determination of whether Cause exists shall be made by the CEO or its designee, in its sole discretion, and such determination shall be final, absolute and binding on the employee.

In connection with the Agreement, Change in Control shall be deemed to have occurred upon the occurrence of any of the following events:

i.	the sale of all or substantially all of the Company’s assets to a single unaffiliated purchaser or group of associated unaffiliated purchasers; or

ii.	the sale, exchange or other disposition, in one transaction or series of related transactions, of a majority of the Company’s outstanding voting capital stock to an unaffiliated company; or

iii.	the Company’s decision to terminate its business and liquidate its assets; or

iv.
the merger or consolidation of the Company with an unaffiliated company as a result of which the owners of the Company’s outstanding voting capital stock prior to such transaction cease to own a majority of the outstanding voting capital stock of the surviving company immediately after the consummation of such transaction.

Mr. Kipp was separated from the Company effective May 14, 2012.

Severance Payment for Mr. Kipp

Mr. Kipp was separated from the Company without cause on May 14, 2012 pursuant to his Employment and Non-Compete Agreement, dated May 10, 2011. It was determined that Mr. Kipp was separated from the Company without cause, and, pursuant to Mr. Kipp's Employment and Non-Compete Agreement, he would be entitled to receive (i) continued payment of his salary for a period of fifteen (15) months following the date of termination and (ii) any unpaid bonus then due and payable to Mr. Kipp pursuant to the terms of the Performance Incentive Plan or any other bonus plan of the Company in which Mr. Kipp participates. During 2012, Mr. Kipp received $133,692 in severance pursuant to his Employment and Non-Compete Agreement, and the Company paid $2,484 of health insurance premiums for Mr. Kipp during 2012 following his separation.

Severance Payment for Mr. Cooper

On November 15, 2012, Swisher International Inc., a wholly-owned subsidiary of the Company, its parent, subsidiaries and affiliated companies, entered into a Separation Agreement and Release with Hugh Cooper, Senior Vice President of the Company (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Cooper’s separation from the Company was effective November 9, 2012 and Swisher will pay Mr. Cooper severance in the amount of $225,000, less required deductions for taxes, over a period of 52 weeks at a rate of $8,853.85 bi-weekly. Swisher will also reimburse Mr. Cooper $1,120 per month (or the premium for employee plus spouse coverage in the event the premium amounts change during the separation payout period) in the event that Mr. Cooper elects and remains covered by COBRA for a period of up to 52 weeks from November 9, 2012. During 2012, Mr. Cooper received $27,513 in severance and $1,551 of COBRA reimbursements pursuant to his Separation Agreement.

Pursuant to the Separation Agreement, Mr. Cooper releases and discharges Swisher from any and all claims, except (i) his rights to vested equity compensation or any of his other equity interest in Swisher and its affiliates, with the exception that he waives rights to unvested stock options and unvested restricted stock units, (ii) benefits or ERISA claims under any employee benefit plans in which Mr. Cooper was a participant by virtue of his prior employment with Swisher, (iii) his rights as a shareholder of the Company, and (iv) his rights to be indemnified and/or advanced expenses under any applicable corporate document of Swisher or its affiliates, any applicable agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies.

The Separation Agreement also includes standard provisions relating to confidentiality and nondisparagement.

Director Compensation

Director compensation for our non-employee directors is as follows:

●	an annual fee of $60,000, paid quarterly on a calendar year basis;

●	a per Board meeting fee of $1,500, paid quarterly in arrears on a calendar year basis;

●	a per committee meeting fee of $1,500, paid quarterly in arrears on a calendar year basis;

●	an annual grant of $35,000 in restricted stock units, paid on the first day of the month following our annual meeting of stockholders; and

●	a one-time grant of $25,000 in restricted stock units, paid to each non-employee director upon their election or appointment to the Board.

Fees not designated to be paid in restricted stock units may be accepted as cash or restricted stock units at the director’s discretion.

The following table sets forth certain information regarding the compensation paid to our non-employee directors for their service during the fiscal year ended December 31, 2012:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total

H. Wayne Huizenga	$85,500	-	-	-	-	-	$85,500
David Braley	117,000	-	-	-	-	-	117,000
John Ellis Bush	92,500	-	-	-	-	-	92,500
Richard L. Handley	1,500	-	-	-	-	-	1,500
Harris W. Hudson	98,500	-	-	-	-	-	98,500
William D. Pruitt	130,000	-	-	-	-	-	130,000
David Prussky	120,000	-	-	-	-	-	120,000
Michael Serruya	82,500	-	-	-	-	-	82,500
______________
(1)	The table below sets forth the aggregate number of restricted stock units and stock options of each current non-employee director outstanding as of December 31, 2012.

Name	Restricted Stock Units	Stock Options

H. Wayne Huizenga	29,123	-
David Braley	19,278	-
John Ellis Bush	29,881	-
Richard L. Handley	-	-
Harris W. Hudson	19,507	-
William D. Pruitt	19,507	-
David Prussky	19,278	20,000	(2)
Michael Serruya	18,919	-
______________
(2)	The options were previously granted pursuant to the CoolBrands International Inc. 2002 Stock Option Plan.

REPORT OF THE AUDIT COMMITTEE

The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

The audit committee of Swisher Hygiene is composed of three “independent” directors, as determined in accordance with Rule 5605(a)(2) of The NASDAQ Stock Market’s regulations and Rule 10A-3 of the Exchange Act. The audit committee operates pursuant to a written charter adopted by our Board, a copy of which is available on the Investor Relations section of the Company’s website at www.swisherhygiene.com.

As described more fully in its charter, the purpose of the audit committee is to:

●	oversee the Company’s accounting and financial reporting processes, the Company’s internal systems of control and audits of the Company’s consolidated financial statements;

●	oversee the Company’s relationship with its independent auditors, including appointing or changing the Company’s auditors and ensuring their independence; and

●	provide oversight regarding significant financial matters, including the Company’s tax planning, treasury policies, currency exposures, dividends and share issuance and repurchases.

Management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee has:

● reviewed and discussed the Company’s audited financial statements with management;

● discussed with BDO USA, LLP (“BDO”), the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees , as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

● received from BDO the written disclosures and the letter regarding their communications with the audit committee concerning independence as required by the applicable requirements of the PCAOB and discussed with BDO the auditors’ independence from our company and management.

In addition, the audit committee has met separately with management and with BDO.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2012 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE William D. Pruitt, Chairman David Braley David Prussky

PROPOSAL 2: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROPOSAL

The Audit Committee of our Board of Directors has selected BDO as our independent registered public accounting firm for the year ending December 31, 2013. BDO has served us in this capacity since November 2, 2010. If the selection of BDO as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm, and may do so at any time at its discretion. A representative of BDO is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.

Auditor Fees And Services

The following table sets forth the fees billed by BDO for the years ended December 31, 2012 and 2011.

	2012	2011
Audit Fees	$1,454,000	$6,885,000
Audit-Related Fees	-	12,000	(1)
Tax Fees	14,000	157,000
All Other Fees	-	311,000
Total	$1,468,000	$7,365,000
____________
(1) Represents fees billed by BDO in connection with various registration statements and due diligence efforts.

Policy For Approval Of Audit And Permitted Non-Audit Services

The Audit Committee has adopted a policy and related procedures requiring its pre-approval of all audit and non-audit services to be rendered by its independent registered public accounting firm. These policies and procedures are intended to ensure that the provision of such services do not impair the independent registered public accounting firm's independence. These services may include audit services, audit related services, tax services and other services. The policy provides for the annual establishment of fee limits for various types of audit services, audit related services, tax services and other services, within which the services are deemed to be pre-approved by the Audit Committee. The independent registered public accounting firm is required to provide to the Audit Committee back up information with respect to the performance of such services.

All services provided by BDO during the fiscal years ended December 31, 2012, 2011, and 2010 were approved by the Audit Committee. The Audit Committee has delegated to its Chair the authority to pre-approve services, up to a specified fee limit, to be rendered by the independent registered public accounting firm and requires that the Chair report to the Audit Committee any pre-approved decisions made by the Chair at the next scheduled meeting of the Audit Committee.

Vote Required and Recommendation

The Board recommends that you vote "FOR" the Independent Registered Public Accounting Firm Proposal. The vote required to approve the Independent Registered Public Accounting Firm Proposal is a majority of the shares of our common stock which are present in person or by proxy and entitled to vote thereon.

OTHER MATTERS

We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Thomas C. Byrne and William T. Nanovsky will vote as recommended by our Board or, if no recommendation is given, in accordance with their judgment. Messrs. Aucamp and Byrne were designated to be your proxies by our Board.

HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.

Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate Notice or set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact the Householding Department by mail at 51 Mercedes Way, Edgewood, New York 11717 or by telephone at 1-800-542-1061 and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. Householding is not available to our Canadian stockholders.

If you would like to receive a copy of our 2012 Annual Report or this proxy statement, please contact our Investor Relations by mail at Investor Relations, Swisher Hygiene Inc., 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina 28210 or by telephone at (704) 364-7707, and we will send a copy to you without charge. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.

SWISHER

SWISHER HYGIENE INC.
("Corporation")

FORM OF PROXY ("PROXY")

Annual Meeting
June 5, 2013 at 2:00 p.m. Eastern Time
Terrace Ballroom at the Charlotte Marriott SouthPark, located at 2200 Rexford Road, Charlotte, North Carolina 28211
("Meeting")

RECORD DATE: May 2, 2013
CONTROL NUMBER:
SEQUENCE #:
FILING DEADLINE FOR PROXY: 11:59 P.M. Eastern Daylight Time on June 4, 2013

VOTING METHODS	
INTERNET	Go to www.voteproxyonline.com and enter the 12 digit control number above
FACSIMILE	(416) 595-9593
MAIL or HAND DELIVERY	EQUITY FINANCIAL TRUST COMPANY 200 University Avenue, Suite 400, Toronto, Ontario, M5H 4H1

The undersigned hereby appoints Thomas C. Byrne and William T. Nanovsky ("Management Nominees"), or instead of any of them, the following Appointee

Please print appointee name

as proxyholder on behalf of the undersigned with the power of substitution to attend, act and vote for and on behalf of the undersigned in respect of all matters that may properly come before the Meeting and at any adjournment(s) thereof, to the same extent and with the same power as if the undersigned were personally present at the said meeting or such adjournment(s) thereof in accordance with voting instructions, if any, provided below.

*** SEE VOTING GUIDELINES ON REVERSE ***

RESOLUTIONS - MANAGEMENT VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT ABOVE THE BOXES

1. ELECTION OF DIRECTORS

The election of seven members to Swisher Hygiene Inc.'s Board of Directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified.

		FOR	WITHHOLD
a)	Steven R. Berrard	☐	☐
b)	Richard L. Handley	☐	☐
c)	Harris W. Hudson	☐	☐
d)	William M. Pierce	☐	☐
e)	William D. Pruitt	☐	☐
f)	David Prussky	☐	☐
g)	Michael Serruya	☐	☐

2. APPOINTMENT OF AUDITORS

	FOR	AGAINST	ABSTAIN
The ratification of the selection of BDO USA, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2013.	☐	☐	☐

3. OTHER BUSINESS

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

This proxy revokes and supersedes all earlier dated proxies and **MUST BE SIGNED.**

Signature of Registered owner(s) Date (MM/DD/YYYY)

EQUITY Equity Financial Trust Company

Proxy Voting - Guidelines and Conditions

1. **THIS PROXY IS SOLICITED BY MANAGEMENT OF THE CORPORATION.**

2. **THIS PROXY SHOULD BE READ IN CONJUNCTION WITH THE MEETING MATERIALS PRIOR TO VOTING.**

3. **If you appoint the Management Nominees to vote your securities, they will vote in accordance with your instructions or, if no instructions are given, in accordance with the Management Voting Recommendations highlighted for each Resolution overleaf. If you appoint someone else to vote your securities, they will also vote in accordance with your instructions or, if no instructions are given, as they in their discretion choose.**

4. This proxy confers discretionary authority on the person named to vote in his or her discretion with respect to amendments or variations to the matters identified in the Notice of the Meeting accompanying the proxy or such other matters which may properly come before the Meeting or any adjournment or postponement thereof.

5. **Each shareholder has the right to appoint a person other than Management Nominees specified herein to represent them at the Meeting or any adjournment or postponement thereof.** Such right may be exercised by inserting in the space provided the name of the person to be appointed, who need not be a shareholder of the Corporation.

6. To be valid, this proxy must be signed. Please date the proxy. If the proxy is not dated, it is deemed to bear the date of its being mailed to the shareholders of the Corporation.

7. To be valid, this proxy must be filed using one of the ***Voting Methods*** and before the ***Filing Deadline for Proxies***, noted overleaf or in the case of any adjournment of the Meeting not later than 11:59 P.M. before the time of the adjourned meeting (Saturdays, Sundays and holidays excepted). Late proxies may be accepted or rejected by the Chairman of the meeting in his discretion, and the Chairman is under no obligation to accept or reject any particular late proxy.

8. If the shareholder is a corporation, the proxy must be executed by an officer or attorney thereof duly authorized, and the shareholder may be required to provide documentation evidencing the signatory's power to sign the proxy.

Investor inSite

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To register, please visit www.equityfinancialtrust.com/onlineservices

Click on, "*Login to Investor inSite*" and complete the registration form under "*Register Online Now*". Call us toll free at 1-866-393-4891 with any questions.

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